Exhibit 10(x)


                           MEMORANDUM OF UNDERSTANDING

Memorandum of Understanding, dated as of May 23, 2003 ("MOU"), between Fairpoint Broadband, Inc. ("Fairpoint") and Artera Group, Inc. ("Artera"). Fairpoint and Artera are parties to an Exclusive Marketing License Agreement, dated as of October 11, 2002 (the "License Agreement"), under which Artera granted to Fairpoint the right to market Artera's "Artera Turbo" service (the "Service") under terms and conditions set forth in the License Agreement. The parties intend to amend, amend and restate or enter into a new agreement to supersede, the License Agreement (as applicable, the "New Agreement") to alter a number of the terms and conditions of Fairpoint's marketing of the Service. The New Agreement will be made effective as of the date hereof. Pending execution of the New Agreement, however, the parties wish to record their mutual agreement regarding the royalties Fairpoint will be obligated to pay to Artera under the New Agreement and for the portion of May prior to the date of the New Agreement, with respect each residential Service subscription and each individual user within a business or governmental Service subscription (each such residential or individual user, an "End User") covered by the New Agreement. Such royalty shall be effective as of May 1, 2003, shall be payable for each calendar month of the applicable Service subscription and shall be calculated on an End User basis, as follows:

o $1.50 for each End User as to which Fairpoint or its reseller (i) provides and operates the data center, (ii) performs billing and collections and
     (iii) provides Level I Support (as defined in the License Agreement);

o An additional $.60 if, as to such End User, Artera or its designee provides and operates the data center;

o An additional $.60 if, as to such End User, Artera or its designee performs billing and collections; and

o An additional $.80 if, as to such End User, Artera or its designee provides Level I Support.

If Artera and Fairpoint do not execute the New Agreement by June 30, 2003, then, from July 1, 2003 to July 15, 2003, either of them may terminate the License Agreement via written notice to the other. If such termination occurs, Artera shall be deemed to have waived its right to License Fees (as defined in the License Agreement) from Fairpoint under Section 3.1 of the License Agreement for the period after April 30, 2003.

Nothing in this MOU shall constitute a waiver by either party of any of its rights or remedies under the License Agreement, except with respect to (i) a claim by Artera that royalties paid by Fairpoint for the marketing of the Service after the date hereof do not satisfy the requirements of the License Agreement, if such royalties paid do satisfy the provisions set forth above in this MOU; and (ii) the possible waiver of License Fees by Artera as described in the immediately preceding paragraph.

FAIRPOINT BROADBAND, INC.                   ARTERA GROUP, INC.


By:  /s/  Peter G. Nixon                    By:  /s/  Michael J. Parrella
     --------------------------------            -------------------------------
       Name:  Peter G. Nixon                       Name:  Michael J. Parrella
       Title: Chief Operating Officer              Title: Chairman & President


                                       1